Exhibit 99.1

                                                                   PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE



                  ORPHAN MEDICAL REPORTS THIRD QUARTER RESULTS
                  --------------------------------------------
           - XYREM REVENUE INCREASES 38 PERCENT OVER PREVIOUS QUARTER-

MINNEAPOLIS - October 22, 2003 - Orphan Medical, Inc. (Nasdaq: ORPH) today announced results for the third quarter ended September 30, 2003. Total revenues for the quarter were $3.0 million, a decrease of 28 percent from $4.2 million reported in the third quarter of 2002. This decrease was due to the divestment of products which occurred in June of this year. Quarterly Xyrem(R) (sodium oxybate) oral solution revenue increased by approximately 38 percenT to $1.1 million compared to the second quarter of 2003. The Company's net loss to common shareholders was $5.4 million, or $0.50 per diluted share, compared to a net loss of $4.3 million, or $0.42 per diluted share, in the third quarter of 2002.

Development expenses for the third quarter increased to $2.5 million, compared to $2.3 million in the prior year. This increase reflects spending related to two ongoing Xyrem Phase III(b) trials which are designed to support the indication of excessive daytime sleepiness in narcolepsy. Sales and marketing expenses decreased to $3.3 million from $3.5 million in the third quarter of 2002 and general and administrative expenses decreased to $1.5 million as compared to $1.9 million for the same period in 2002. Prior year spending in these categories was higher to support the launch of Xyrem.

For the nine months ended September 30, 2003, revenues from product sales were $11.9 million, an increase of five percent from the $11.3 million reported for the nine months ended September 30, 2002. Net income available to common shareholders for the nine months ended September 30, 2003, was $16.5 million or $1.33 per diluted share compared to a net loss of $7.2 million or $0.70 per diluted share for the first nine months of 2002. The positive income is due to the previously announced net gain of $30.3 million from product divestments in the second quarter. Net loss for the nine months ended September 30 excluding the divestment of products was $13.2 million or $0.97 per diluted share.

For the nine months ended September 30, 2003, sales and marketing expenses increased to $11.1 million from $7.3 million in the comparable period, reflecting spending relating to Xyrem marketing programs and the Xyrem sales force. During the same period, development expenses increased to $6.1 million from $4.7 million in the prior year due to the ongoing Xyrem Phase III(b) and post approval trials. General and administrative expenses increased to $5.2 million for the nine months ended September 30, 2003, from $4.5 million in the prior year. This increase is primarily the result of increases in staffing and other infrastructure expenses supporting Xyrem.

Other income for the nine months ended September 30, 2003 was $30.3 million, which represents gross proceeds from product divestments less associated expenses. The Company's results of operations include revenue and related expenses from these products up to the date of their divestment.

As of September 30, the Company had cash availability of $29.2 million including the Company's line of credit. The Company used approximately $3.0 million of cash during the quarter, compared to $3.8 million in the second quarter of 2003.

XYREM UPDATE
Through the end of the third quarter, 926 physicians had written Xyrem prescriptions for 2,934 patients. New prescriptions were 963 in the third quarter, an increase of 32 percent over the second quarter. Of the 2,934 new prescriptions, over 2,000 have been filled with approximately 400 in process. Approximately 16 percent of patients "disenroll" or do not fill their initial prescription. After initiating therapy, approximately 12 percent of patients discontinue use of Xyrem. Only four percent of discontinuations are due to side effects and only two percent due to lack of efficacy.

"At the first year anniversary of its launch, Xyrem has achieved an important position in the sleep medicine community," stated John H. Bullion, Orphan Medical Chief Executive Officer. "We are pleased with the number of physicians who have prescribed the medication, and with the growth in the average number of prescriptions per physician, denoting an increasing satisfaction among prescribing physicians. We continue to see high compliance and satisfaction rates in patients after the eight to twelve week titration period, and many patients have reported meaningful improvements in their quality of life. Some patients who were disabled by cataplexy in narcolepsy now have near normal lives. Our safety profile to date is consistent with our experience in clinical trials. Over the past year we have implemented programs to enhance our marketing and sales strategies. We expect these and new programs to accelerate adoption of Xyrem in its second year on the market."

The Company has introduced a major new program, CATALYST, targeted to physicians to support the diagnosis and treatment of cataplexy. Mark Perrin, Executive Vice President and Chief Commercial Officer stated, "The development of the CATALYST diagnostic screener was based on key findings from the validation study of the cataplexy portion of the Stanford Sleep Inventory and the clinical expertise and judgment of the CATALYST Steering Committee. The CATALYST Program contains a diagnostic screener, associated user guide in print and as a CD-ROM with video, and other supporting materials. All of these efforts are designed to enhance awareness of cataplexy and to increase the dialogue between physicians and patients regarding this disorder and achieve the ultimate goal of facilitating the early diagnosis and appropriate management of cataplexy in order to improve the lives of patients with narcolepsy."

Xyrem is the first and only approved medication for the treatment of cataplexy, a debilitating symptom of narcolepsy and was commercially launched in October of 2002. Cataplexy, a sudden loss of muscle tone, is usually triggered by strong emotions such as laughter, anger, or surprise. In its most severe form, cataplexy can cause a person to collapse. An estimated sixty to ninety percent of the 140,000 Americans with narcolepsy suffer from cataplexy.

The estimated available size of the currently treated U.S. cataplexy market for Xyrem is in excess of $125 million annually. The total available market based on the estimated prevalence of cataplexy could exceed $325 million. The total narcolepsy market for Xyrem based on prevalence estimates exceeds $600 million.


XYREM DEVELOPMENT PROGRAMS
Orphan Medical has two Phase III(b) trials underway to assess Xyrem in treating excessive daytime sleepiness (EDS) in narcolepsy. A supplemental New Drug Application (sNDA) incorporating the results of these trials is planned to be submitted to the Food and Drug Administration (FDA) in mid-2004. Dr. William Houghton, Orphan Medical Chief Medical and Scientific Officer added, "Patient enrollment in SXB-15, a trial using Xyrem with other stimulants in treating EDS is 75 percent complete. Enrollment in EXCEEDS, our second EDS trial is progressing to plan. We expect to announce results of these trials in the second quarter of 2004.

As previously announced, we also expect to file an IND application with the FDA to begin a proof-of-principle trial to assess Xyrem as a treatment of fibromyalgia syndrome (FMS) later this year. A meeting has been scheduled in November with the FDA to discuss this important initial proof-of-principle trial." Fibromyalgia syndrome is characterized by widespread muscle pain and stiffness. Its incidence in women is three times that of men. Other symptoms include persistent fatigue, headaches, cognitive or memory impairment, morning stiffness and non-restorative sleep. Fibromyalgia is a chronic condition that is estimated to affect as many as six million individuals in the United States.

"The Company has also been contacted by physicians expressing interest in other Phase IV studies, several focusing on fibromyalgia," noted Houghton. "Others involve special conditions of insomnia or daytime sleepiness in disease states such as multiple sclerosis or Parkinson's disease. Proposed Phase IV studies will be evaluated and selectively supported. Programs to develop an extended release Xyrem have been started and we expect to have a preliminary assessment of compounds late in 2004."

Added Houghton, "We have scheduled a fourth quarter meeting with the FDA to discuss a proposed development plan for Butamben. Butamben is a unique long acting formulation of a local anesthetic that is highly selective for pain. We believe Butamben can be used in the management of pain in malignancy and may be an important new medication in the pain market. We expect to begin clinical trials with Butamben in 2004."

OUTLOOK
 "We expect total revenues for 2003 to be in the $15-16 million range and Xyrem to be in the $4.0 to $4.2 million range," stated Bullion. "We anticipate over 2,000 patients will be on continuing Xyrem therapy at the end of the year, generating base annualized revenue of $8 to $9 million. Given that base, we believe Xyrem revenue next year will be in the

$12 to $14 million range, and total revenues in the $18 to $20 million range. We believe that our current capital, along with the proceeds from the anticipated licensing of Xyrem to a pharmaceutical partner for European markets, will be sufficient to fund operations at least through the end of 2004."

CONFERENCE CALL
The Orphan Medical 2003 Third Quarter Conference Call will be broadcast live over the Internet on October 22 at 10:00 a.m. (EST). The call will be hosted by John H. Bullion, Chief Executive Officer and Chairman of Orphan Medical. To access the Webcast, go to the investor section of the Orphan Medical Web site at http://www.orphan.com and click on the Webcast icon. A replay of the Webcast will be available at the same address for two weeks. A replay by phone will be available through 5:00 pm Eastern time on October 24. To access the phone replay, call 1-800-642-1687 and enter 3169909 when prompted.

                        CONDENSED STATEMENT OF OPERATIONS
                        ---------------------------------

                                                             (Unaudited)            (Unaudited)
                                                        For the Three Months    For the Nine Months
(000's except for per share data)                        Ended September 30,     Ended September 30,
                                                        --------------------    --------------------
                                                          2003        2002        2003        2002
                                                        --------    --------    --------    --------
Revenues, net                                           $  2,982    $  4,155    $ 11,898    $ 11,337
Cost of sales                                                501         609       1,965       1,661
                                                        --------    --------    --------    --------
Gross Profit                                               2,481       3,546       9,933       9,676

Operating expenses:
          Research and development                         2,540       2,254       6,135       4,668
          Sales and marketing                              3,316       3,539      11,103       7,262
          General and administrative                       1,542       1,922       5,247       4,484
                                                        --------    --------    --------    --------
Total operating expenses                                   7,398       7,715      22,485      16,414
                                                        --------    --------    --------    --------
Loss from operations                                      (4,917)     (4,169)    (12,552)     (6,738)

          Interest (expense) income, net                      40          64          27         215
          Other income                                        --          --      30,267          --
                                                        --------    --------    --------    --------

Net income (loss) before taxes                            (4,877)     (4,105)     17,742      (6,523)
            Income tax expense                              (251)         --        (509)         --
                                                        --------    --------    --------    --------
Net income                                                (5,128)     (4,105)     17,233      (6,523)
Less:  Preferred stock dividend                              238         235         704         688
                                                        --------    --------    --------    --------

Net income (loss) attributable to common shareholders   $ (5,366)   $ (4,340)   $ 16,529    $ (7,211)
                                                        ========    ========    ========    ========

Earnings (loss) per share
            Basic                                       $  (0.50)   $  (0.42)   $   1.56    $  (0.70)
            Diluted                                     $  (0.50)   $  (0.42)   $   1.33    $  (0.70)

Weighted average number of shares used
to calculate earnings per common share
            Basic                                         10,682      10,373      10,573      10,331
            Diluted                                       10,682      10,373      12,912      10,331



         SELECTED BALANCE SHEET DATA
         ---------------------------
                                                      September 30,    December 31,
                                                          2003            2002
                                                      -------------    ------------
         Assets
         ------
Cash and cash equivalent                                 $26,680         $ 6,921
Other assets                                               3,931           6,218
                                                         -------         -------
Total assets                                             $30,611         $13,139
                                                         =======         =======

         Liabilities and shareholders' equity
         ------------------------------------
Current liabilities                                      $ 3,847         $ 5,311
Non-current liabilities                                       66              78
Shareholders' equity                                      26,698           7,750
                                                         -------         -------
Total liabilities and shareholders' equity               $30,611         $13,139
                                                         =======         =======

Orphan Medical acquires, develops, and markets pharmaceuticals of high medical value for inadequately treated and uncommon diseases treated by specialist physicians. The lead product for the company is Xyrem(R) (sodium oxybate) oral solution which is the first and only approved treatment for cataplexy associated with narcolepsy. Orphan Medical intends to build a strong presence in the sleep and central nervous system (CNS) markets. Orphan Medical's Internet Web site address is www.orphan.com

CONTACT:   Tim McGrath (CFO)                               (952) 513-6900
           David Folkens (Corporate Communications)        (952) 513-6994


                                       ###

The information in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from the Company's assumptions and expectations. These are set forth in the cautionary statements included in Orphan Medical's most recent Form 10-Q or Form 10-K filed with the Securities and Exchange Commission. (These documents can be accessed through the Orphan Medical Web site at http://www.orphan.com). All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.